                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [X] Form N-SAR

         For Period Ended:  June 30, 2005
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:__________________________________

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   Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

   Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

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   If the  notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
   _____________________________________________________________________
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Part I - Registrant Information

         Full Name of Registrant
                  Allmerica Investment Trust
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         Former Name if Applicable

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         Address of Principal Executive Office (Street and Number)
                  440 Lincoln Street

         City, State and Zip Code
                  Worcester, Massachusetts 01653

Part II - Rules 12b-25 (b) and (c)

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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a)The reasons  described in reasonable  detail in Part III of this form could not be eliminated without  unreasonable effort or expense;

                  (b) The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth  calendar day
      [X]         following the  prescribed  due date; or the subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The  accountant's  statement or other exhibit  required by
                  Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

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State below in reasonable  detail the reasons why Form 10-K,  20-F,  11-K, 10-Q,
N-SAR or the transition  report or portion thereof could not be filed within the prescribed time period.

         Insufficient time to file accurate filing.

Part IV - Other Information

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   (1) Name and telephone number of person to contact in regard to this notification

                  Paul Bellany              (508)  855 - 4502

   (2) Have all other periodic  reports required under section 13 or 15(d)
of the Securities  Exchange Act of 1934 or section 30 of the Investment  Company
Act of 1940 during the  preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

                                                    [X]  Yes          [ ]  No

   (3) Is it  anticipated  that  any  significant  change  in  results  of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?

                                                    [ ]  Yes          [X]  No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

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                           Allmerica Investment Trust

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   August 25, 2005                By     /s/ Paul S. Bellany, Treasurer

INSTRUCTION:  This form may be signed by an executive  officer of the registrant or by any other duly authorized representative. The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
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                                    ATTENTION

           Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).
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